UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2005

CRT PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

FLORIDA

(State or Other Jurisdiction of Incorporation)

1-9997	59-2898045

Commission File Number)	(IRS Employer Identification No.)

225 NE MIZNER BOULEVARD, SUITE 200 BOCA RATON, FLORIDA	33432

(Address of Principal Executive Offices)	(Zip Code)

(561) 395-9666

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Reports)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

CRT Properties, Inc. Senior Management Compensation Plan.

On January 13, 2005, the Compensation Committee of the Board of Directors of CRT Properties, Inc. (the “Company”) approved the CRT Properties, Inc. Senior Management Compensation Plan (the “2005 Compensation Plan”), designed to motivate, retain and reward the Company’s executive officers based on the achievement of key business objectives while maintaining alignment of their interests with those of the Company’s shareholders. This plan is intended to replace the prior Compensation Plan For Senior Officers of CRT Properties, Inc. (the “2002 Compensation Plan”), although awards previously granted under the 2002 Compensation Plan remain outstanding. Participants eligible under the 2005 Compensation Plan are executive level employees designated by the Compensation Committee. The plan consists of four segments:

•	annual cash salary;

•	annual incentive compensation in the form of cash bonuses;

•	restricted stock awards to be earned over a five-year period; and

•	an outperformance grant to be earned over a three-year period and payable in the form of restricted stock.

Effective January 1, 2005, base annual salaries under the 2005 Compensation Plan for participating executives will be increased, ranging from 11% to 22%, in line with executive salaries at peer companies. Awards of cash bonus under the 2005 Compensation Plan will be made based on a participant’s individual performance and on the performance of the Company as a whole. With respect to measuring corporate performance, performance measures include funds from operations, cash available for distribution, net operating income, acquisition growth and other financial criteria.

Participants in the 2005 Compensation Plan will be granted restricted stock. Half of each restricted equity grant will vest in five equal installments of 10% per year and half will vest based on the Company’s achievement of threshold total return to shareholders over a five year period. Cash dividends will be paid on all shares including unvested portions. Non-cash dividends will be subject to vesting. In the event of a change in control of the Company during the vesting period, grants that are subject to time-based vesting would become fully vested and grants that are subject to performance-based vesting may become fully vested if performance hurdles, as prorated for the shortened performance period, are met.

To encourage management to “outperform” and to create shareholder value in excess of industry expectations in a “pay for performance” structure, a “performance pool” will be established under the plan in early 2008 if the Company’s total return to shareholders for the period 2005–2007 exceeds a formula-based benchmark. The size of the pool would be 5% of the outperformance amount, subject to a maximum pool of $15 million. Awards will be made in the form of restricted stock, half of which would vest upon issuance, 25% at December 31, 2008 and 25% at December 31, 2009. Cash dividends would be paid on all shares, including unvested portions. Non-cash dividends will be subject to vesting. The performance pool may be established earlier in the event a change in control of the Company occurs prior to December 31, 2007.

This summary description of the 2005 Compensation Plan is qualified in its entirety by reference to the full text of the plan as attached hereto as Exhibit 10.1 and by this reference made a part hereof. The form of restricted stock award agreement under the plan is attached as Exhibit 10.2 hereto and by this reference made a part hereof.

Employment Agreements with Messrs. Crocker and Brockwell.

On January 13, 2005, the Company entered into employment agreements with Thomas J. Crocker, the Company’s Chief Executive Officer, and Thomas C. Brockwell, the Company’s Executive Vice President. The new agreements will continue in effect until December 31, 2007 and will be extended automatically for additional one-year terms unless either party notifies the other party otherwise at least 90 days prior to the expiration of the applicable term. Pursuant to the agreements, Messrs. Crocker and Brockwell are entitled to receive an initial annual base salary of $500,000 and $375,000, respectively, subject to annual review for increases at the discretion of the Compensation Committee. Each executive is also entitled to participate in the 2005 Compensation Plan, pursuant to which he can receive cash bonuses and long-term incentive awards in the form of restricted stock.

Upon termination of employment for any reason, each executive will receive his base salary and incentives earned on or before termination. If (i) Mr. Crocker’s employment is terminated by the Company for cause (as defined in his agreement) or voluntarily by Mr. Crocker other than for good reason (as defined in his agreement) or (ii) Mr. Brockwell’s employment is terminated by the Company for cause (as defined in his agreement), voluntarily by Mr. Brockwell for any reason (other than for good reason after a change in control as defined in his agreement) or if Mr. Brockwell’s employment is terminated due to his death or disability, neither executive will receive any additional pay or benefits and all unearned and unvested restricted stock and share units will be forfeited.

If either executive’s employment is terminated by the Company other than for death, disability or cause or by the executive for good reason (but in Mr. Brockwell’s case, only good reason within 12 months after a change in control), he will receive: (i) a lump sum equal to the product of the sum of (a) his annual base salary plus (b) the average annual cash bonus earned for the three preceding calendar years, multiplied by the number of months remaining in the term of the agreement (but not less than 24) divided by 12 (but in Mr. Crocker’s case in the event of termination by the Company without cause or by Mr. Crocker for good reason in anticipation of, or within 12 months after a change in control, multiplied by three); (ii) a prorated cash bonus under the 2005 Compensation Plan for the year of termination, determined and paid at the end of the year as if the executive’s employment had continued and as if certain target performance levels had been attained; (iii) vesting on outstanding long-term incentive awards as follows: earned but unvested share units and time-based restricted stock will become vested and payable; for any performance period ending after the termination date, the number of share units earned and performance-based restricted stock will be determined as if the performance period had ended and will become vested and payable if the performance target, as prorated for the shortened period, is met; (iv) the executive will receive a payment in the form of fully vested shares from the performance pool to be established under the 2005 Compensation Plan if the Company’s performance for the shortened period generated an outperformance amount; and (v) continued participation for the executive and his dependents, through the later of December 31, 2007 or the second anniversary (but in Mr. Brockwell’s case, the first anniversary) of his termination date, in all medical plans in which they were participating as of the termination date, on terms and conditions no less favorable than those generally applicable to other participants, with COBRA benefits available thereafter.

If the executive’s employment terminates as a result of expiration of the term of the agreement, any earned but unvested share units and time-based restricted stock will become vested and payable. If the applicable performance period did not end on or before the termination date, the number of share units and performance-based restricted stock earned will be determined as if the performance period had ended, and will become vested and payable if the performance target, as prorated for the shortened period, is met, except that if the executive provided the notice of non-renewal of the agreement, the number of share units and performance-based restricted stock will be prorated based on the total number of days in the shortened performance period relative to the total number of days in the original performance period. In addition, the executive will receive a payment in the form of fully vested shares from the performance pool to be established under the 2005 Compensation Plan if the Company’s performance for the shortened period generated an outperformance amount.

In the event of a change in control while the executive is still employed by the Company, he shall be entitled to the following with respect to his long-term incentive awards under the 2005 Compensation Plan and 2002 Compensation Plan: (i) any earned but unvested share units and time-based restricted stock will become vested and payable; (ii) if the applicable performance period did not end on or before the date of such change in control, the number of share units and performance-based restricted stock earned will be determined as if the performance period had ended and will become vested and payable if the performance target, as prorated for the shortened period, is met. In addition, the executive will receive a payment in the form of fully vested shares from the performance pool to be established under the 2005 Compensation Plan if the Company’s performance for the shortened period generated an outperformance amount.

The Company will make an additional tax gross-up payment to the executive if any payment or benefit made or provided to him would be subject to the excise tax imposed on any “excess parachute payments” under Section 4999 of the Internal Revenue Code. The agreement also provides certain non-competition provisions that apply during the term of the agreement and for a period of two years thereafter and that generally prohibit the executive from becoming employed in an executive capacity similar to the capacity in which he served the Company for certain similar entities.

The summary description of the Employment Agreements with Messrs. Crocker and Brockwell is qualified in its entirety by reference to the full text of the Employment Agreements as attached hereto as Exhibits 10.3 and 10.4 and by this reference made a part hereof.

Participation Agreements with Executive Officers.

On January 13, 2005, the Company entered into participation agreements with each of:

•	S. Mark Cypert, Senior Vice President;

•	William J. Wedge, Senior Vice President, General Counsel and Corporate Secretary;

•	Christopher L. Becker, Senior Vice President;

•	Angelo J. Bianco, Vice President; and

•	Todd J. Amara, Vice President.

Each participation agreement sets forth the executive’s base salary and 2005 bonus opportunity, the grant of restricted stock under the 2005 Compensation Plan and the executive’s share of the performance pool if established under the 2005 Compensation Plan. In addition, each participation agreement provides that, subject to a release of claims, in the event a change in control occurs in 2005 and the executive is terminated within 12 months thereafter without cause, he would become entitled to a lump sum severance payment equal to two times the sum of the executive’s base salary and the executive’s average bonus earned for the three preceding calendar years. This summary description of the Participation Agreements is qualified in its entirety by reference to the full text of the form of Participation Agreement as attached hereto as Exhibit 10.5 and by this reference made a part hereof.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit
Number	Description of Exhibits
10.1	CRT Properties, Inc. Senior Management Compensation Plan.

10.2	Form of Restricted Stock Award Agreement

10.3	Employment Agreement with Thomas J. Crocker

10.4	Employment Agreement with Thomas C. Brockwell

10.5	Form of Participation Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CRT PROPERTIES, INC.
Dated: January 14, 2005	By:	/s/ Steven A. Abney
Steven A. Abney
		Title:	Vice President, Finance and Principal Accounting Officer

EXHIBIT INDEX

     The following designated exhibits are filed herewith:

Exhibit
Number	Description of Exhibits
10.1	CRT Properties, Inc. Senior Management Compensation Plan.

10.2	Form of Restricted Stock Award Agreement

10.3	Employment Agreement with Thomas J. Crocker

10.4	Employment Agreement with Thomas C. Brockwell

10.5	Form of Participation Agreement